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                                                                   Exhibit 3-210
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                   ARTICLES OF GENERAL PARTNERSHIP AGREEMENT


   KNOW ALL MEN BY THESE PRESENTS that the undersigned do hereby make, constitute and declare themselves to be engaged in relationship to each other as a general partnership doing business under the firm and style of MCKERLEY HEALTH FACILITIES with principal place of said partnership being located at the premises at 20 Mainland Avenue, City of Concord, County of Merrimack, and State of New Hampshire.

   II. The character of the business partnership shall own, possess, control, manage, operate, lease and otherwise utilize real estate, which real estate shall include but be not limited to nursing homes and facilities of like or similar nature.

   III. The location of the principal place of business of said partnership shall be at 20 Maitland Avenue, in the city of Concord, County of Merrimack, and said state.

   IV. The name, place and residence of each member general partners being effectively designated as:

       Forrest McKerley, 20 Mainland Avenue, Concord, NH
       James McKerley, 4 Fisher Avenue, Penacook, NH
       Matthew McKerley, Upper Queen Street, Boscawen, NH

   V. The term for which said partnership is to exist is perpetual.

   VI. The amount of cash and description of property at an audited and agreed value of Two Million, Four Hundred and Twenty-One Thousand, Three Hundred and Seventy-Nine Dollars ($2,421,379) as of December 31, 1983 contributed by the respective partners in equal interest one with the other; consisting of real estate, land, buildings and including computers and an airplane. The detailed description of the above is also described in a report entitle "Audited Financial Statement and Other Financial Information of McKerley Health Facilities." Said report is prepared by Ernst & Whinney and is dated December 31, 1983.

Partners have, since December 31, 1983, contributed in equal interest land, buildings and other related assets at a Facility doing business as McKerley Health Care Centre Newport, Inc. formerly known as Bellevue/Newport Nursing Home on Bellevue Drive,

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     Newport, Rhode Island valued at approximately 2.9 Million Dollars and a building known as the Kent Home located in Lancaster, New Hampshire valued at approximately Four Hundred Thousand Dollars ($400,000). The partners also contributed equally One Hundred and Fifty Thousand ($150,000) on an option to purchase the Country Village Nursing Home located in Lancaster, New Hampshire and paid equally an additional Fifty Thousand ($50,000) for the management agreement for that facility. Partners also agree that they have equally contributed Forty Thousand Dollars ($40,000) as a down payment on the Newport facility and Twenty-Five Thousand Dollars ($25,000) down payment on the Claremont Nursing Home in Claremont, New Hampshire.

   VII. Additional contributions, if any, which are to be made by each partner hereunder shall be at all times equal and in consideration of the contribution of the other, or otherwise represented by promissory note and obligation of any partner not so contributing to accomplish an equalization adjustment by the respective parties at all times with respect to and in the furtherance of the partnership business.

   VIII. The time when the contribution of each partner is to be returned is at the time of sale or liquidation of the business enterprise or upon the acquisition by mutual agreement of the partners of the interest of any other general partner which by operation of law shall be consistent with the provisions of RSA 304.

   IX. No general partner to this agreement may substitute an assignee as a contributor in his place except upon the prior written approval of all parties to the within agreement.

   X. The right of the partners to admit additional partners shall be upon the unanimous agreement of all parties to the within agreement, subject to limitation and restrictions with respect to the transfer of interest hereunder whereby all parties in interest may at all times be required to sell, transfer or convey their interest to the other partners prior to the transfer of the interest otherwise.

   XI. No one of the partners is entitled to any priority over the other partners as to contributions, compensation by way of income or the nature of interest in property hereunder.

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   XII. No right is extended to a partner to demand and receive property other than cash in return for his contributions except by the unanimous agreement of all parties hereto.

   XIII. The within partnership may further adopt such bylaws, rules, regulations and other provisions as may suitably provide for the operation of the partnership's business affairs.

   XIV. Any and all disputes arising as a consequence of the partnership terms, conditions or provisions or relating to the operation thereof shall be resolved by arbitration agreeably to the terms and provisions of the American Arbitration Association, all of which shall be governed by the laws of The State of New Hampshire. This partnership shall enjoy all the powers and privileges of partnerships afforded under the laws of The State of New Hampshire and specifically those set forth in RSA 304.

   XV. Any action to be taken by the Partners may be taken without a meeting if a consent in writing, which may be contained in a single document or may be contained in more than one document so long as the documents in the aggregate contain the required signatures, setting forth the action so taken, shall be signed by all of the Partners. Such consent shall have the same effect as a unanimous vote.

   IN WITNESS WHEREOF, the Partners have hereunto executed this document the 10th day of June 1988.

                               /s/ Forrest D. McKerley
                               _____________________________
                               Forrest D. McKerley, General
                                Partner, SSo003 - 16 - 8944

                               /s/ James P. McKerley
                               _____________________________
                               James P. McKerley, General
                                Partner, SSo001 - 20 - 6608

                               /s/ Matthew McKerley
                               _____________________________
                               Matthew McKerley, General
                                Partner, SSo002 - 32 - 5778




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                                   ASSIGNMENT
                                   ----------

                                   Background
                                   ----------

   Pursuant to that certain Purchase Agreement dated as of August 18, 1995, by and among Accumed, Inc., McKerley Health Care Centers, Inc., McKerley Health Care Center-Concord, Inc., McKerley Health Facilities ("MHF"), McKerley Health Care Center-Concord Limited Partnership, Forrest D. McKerley, James P. McKerley, Matthew McKerley, Charles Fanaras, and Genesis Health Ventures, Inc. (Genesis), Genesis has the right to acquire, among other things, all of the partnership interests of MHF.

   Pursuant to Section 18 of the Purchase Agreement, Genesis has the right to assign its right to acquire the partnership interests of MHF to an affiliate of Genesis. Genesis desires to assign its right under the Purchase Agreement to acquire the partnership interest of MHF to its affiliates, Meridian Healthcare, Inc. ("Meridian Healthcare") and Meridian Health, Inc. ("Meridian Health") in the proportion set forth in this Assignment.

   In order to consummate the transfer of partnership interest of MHF contemplated by the Purchase Agreement, Forrest McKerley, James McKerley and Matthew McKerley desire to assign, transfer and sell all of their partnership interests in MHF to Meridian Healthcare and Meridian Health in the proportions set forth in this Assignment.

   NOW, THEREFORE, FOR VALUE RECEIVED and intending to be legally bound hereby, the undersigned hereby agree as follows:

   1. Genesis hereby assigns and transfers to Meridian Healthcare and Meridian Health all of its rights pursuant to the Purchase Agreement to acquire the partnership interests of MHF.

   2. Forrest D. McKerley, James P. McKerley and Matthew McKerley hereby irrevocably assign, transfer and set over to Meridian Healthcare and Meridian Health all of their right, title and interest in and to all of the issued and outstanding partnership interests of MHF owned by them, together with all of their rights in and to their capital accounts, as reflected in the books and records of MHF, their interests in MHF's profits, losses, distributions, and any and all of their other rights and interests as partners of MHF. Meridian Healthcare and Meridian Health shall take, hold and have the partnership interests in the


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proportions set forth opposite their names set forth below.

   IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed and shall be effective as of November 30, 1995.

                               /s/ Forrest D. McKerley
                               __________________________
                               Forrest D. McKerley

                               /s/ James P. McKerley
                               __________________________
                               James P. McKerley

                               /s/ Matthew McKerley
                               __________________________
                               Matthew McKerley

                               Genesis Health Ventures Inc.

                               By: /s/ Edward B, Romanov, Jr,
                               __________________________
                               Edward B, Romanov, Jr,
                               Senior Vice President

   Accepted and agreed to this 30th day of November, 1995.

                               ASSIGNEES:

                               MERIDIAN HEALTHCARE, INC. - 50%


                               By: /s/ Ira C. Gubernick
                               ___________________________
                               Ira C. Gubernick, Secretary

                               MERIDIAN HEALTH, INC. - 50%


                               By: /s/ Ira C. Gubernick
                               _________________________
                               Ira C. Gubernick, Secretary